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                                                                 EXHIBIT O

                                        Proposed Notice Pursuant to Rule 22f)

                                                  (Release No. 35-__________)

     FILINGS UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("ACT")


                                June ____, 1997

Notice is hereby given that the following filing(s) has/have been made with the

Commission pursuant to provisions of the Act and rules promulgated thereunder.

All interested persons are referred to the application(s) and/or declaration(s)

for complete statements of the proposed transaction(s) summarized below.  The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public

Reference.  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by

July ___, 1997 to the Secretary, Securities and Exchange Commission,

Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below.  Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request.  Any request for hearing shall identify specifically the issues of fact or law that are disputed.  A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter.  After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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Consolidated Natural Gas Company, et al. (70-8577)

__________________________________________________



    Consolidated Natural Gas Company ("Consolidated"), CNG Tower, 625 Liberty

Avenue, Pittsburgh, Pennsylvania 15222-3199, a registered holding company, and its wholly-owned non-utility subsidiaries, CNG Energy Services Corporation and

CNG Products and Services, Inc. ("Products and Services"), have filed a post effective amendment to their Application-Declaration under Sections 6, 7, 9(a),

10, 12(b), and 13(b) of the Act.



    Products and Services is engaged in the business of providing energy-

related services ("Customer Services") to customers of the local distribution companies ("LDCs") in the Consolidated System and to others, primarily customers of non-affiliated utilities.  The Customer Services are offered by

Products and Services as a convenience to utility customers, are related to energy services being provided to such customers.



     The existing categories of energy-related services (collectively,

"Original Customer Services") are as follows:

          (1)  Service Line Maintenance Program

          (2)  Appliance Guard (extended service warranty)

          (3)  Payment Power (bill payment protection)

          (4)  Routine Furnace Services

          (5)  One-Package Appliance Inspection and Replacement

          (6)  Community Bill Payment Center

          (7)  Energy Audits and Services

          (8)  Propane Service

          (9)  Gas Fired Electric Generators

          (10) Pipeline Maintenance, Construction, and Managerial Support

          Services for others

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     Applicants now propose the following additional categories to Customer

Services: Energy-Related Equipment, Energy-Related Safety Inspection and Repair

Services, Energy-Related Electronic Measurement Services,  Energy-Related

Marketing and Consulting Services, Risk Management Products for Customers,

Expanded Service Line Maintenance Program, Customer Financing, and Incidental

Products and Services (collectively, "New Customer Services").

     Energy-Related Equipment  --  Products and Services would sell and install

(a) energy-related appliances such as furnaces, air conditioners, hot water heaters, heat pumps, gas grills, gas lights, gas logs and related fireplace equipment, natural gas vehicle ("NGV") conversion equipment (to convert a non-

gas powered vehicle to "dual-fuel" capability) and the NGV refueling equipment necessary to allow customers to refuel their NGVs at home, and other similar appliances, and (b) energy-related products that enhance safety, increase energy efficiency, or provide energy-related information, such as home security systems (including carbon monoxide, smoke and fire detectors, and fire extinguishers), energy consumption monitoring devices (including software programs), demand side management devices to increase energy efficiency or reduce energy consumption, and other similar products.

     Energy-Related Safety Inspection and Repair Services  --  Products and

Services would offer residential and commercial customers a safety inspection and repair service to detect and correct problems such as carbon monoxide leaks, and faulty equipment wiring.

     Energy-Related Electronic Measurement Services  --  Products and Services

would offer residential, commercial and industrial customers a variety of enhanced measurement and billing services that will enable them to better monitor and control their energy consumption and expenditures.  For example, in the case of residential consumers, the ability to use a home phone or computer to determine what their energy bill is at any point during the month, or, in the case of large commercial/industrial consumers, the ability to continuously monitor energy consumption, prices and fuel-switching opportunities.

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     Energy-Related Marketing and Consulting Services  --  Products and

Services would offer marketing services to non-affiliated businesses by providing non-affiliated LDCs and other third parties with bill insert and automated meter reading services as well as other consulting services such as advice on how to set up a billing mechanism or marketing program.(1)

     Risk Management Products for Customers  --  A variety of financial instruments may be made available to customers interested in hedging energy price or consumption fluctuations under existing contracts.  These instruments will not be used for speculative purposes.

     Expanded Service Line Maintenance Program  --  Products and Services

proposes to expand the scope of its Service Line Maintenance Program approved in the Initial Order to cover any type of energy-related service line (wire or pipe) owned by the customer.  In exchange for a nominal monthly fee, Products and Services pays for any needed repairs to the customer's service lines.

Products and Services does not  --  and will not as a result of this expanded program  --  own or operate any facilities or utility assets as defined in sections 2(a)(3), 2(a)(4), and 2(a)(18) of the Act).  (2)

     Customer Financing  --  Applicants seek authorization for Products and

Services to offer its own or to broker non associate third-party financing to commercial, industrial and residential customers to facilitate purchases by its customers of goods and services included within the Energy-Related Equipment category of New Customer Services.

__________________________


(1) This category of New Customer Services expands on the "Pipeline Maintenance, Construction and Managerial Support Services for Others," category of Original Customer Services approved by the Initial Order.

(2) Applicants believe that customers will find it more convenient and cost effective to pay one monthly fee to Products and Services instead of separate monthly fees to a variety of utilities (gas, electric, telephone, cable, water, etc.).
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Customer financing also will be available for purchases by Consolidated LDC customers of Energy-Related Equipment where the customer is not otherwise purchasing goods and services promoted by Products and Services.  Customer financing would take the form of direct loans, installment purchase arrangements and loan guarantees.  The amount of funds that may be made available for the proposed customer financing activities is included within

Products and Services existing financing authorization of $10 million.

Interest on loans and imputed interest on lease payments will be based on prevailing market rates.  The obligations will have terms from one to ten years and will be secured or unsecured.  Products and Services also may assign obligations acquired from customers to banks, leasing companies or other financial institutions, with or without recourse.

     Incidental Products and Services  --  Applicants seek authorization to provide certain incidental products and services related to the seven categories of New Customer Services listed above and the ten categories of

Original Customer Services authorized in the Initial Order ("Incidental

Products and Services").  The proposed Incidental Products and Services would be closely related to the consumption of energy and/or the maintenance of property by customers.  The need for such products and services would arise as a result of, or evolve out of, and would not differ materially from, the

Original Customer Services and/or New Customer Services described above. (3)

(The Original Customer Services and the proposed New Customer Services, are hereafter collectively referred to as "Customer Services.")

________________________

(3) The Proposed Incidental Products and Services would not involve the manufacture of energy-consuming equipment but could be related to, among other things, the maintenance, financing, sale or installation of such equipment.
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____________________________

    For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                              Jonathan G. Katz

                              Secretary